NEWS   FROM  Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  December 20, 2007
CONTACT:  Celesta Miracle - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Announces CEO Succession Plans
Richard W. McCullough Named Successor and Appointed Vice Chairman

Bridgeport, West Virginia: Petroleum Development Corporation (NASDAQ/GSM: PETD) today announced that its Chief Financial Officer Richard W. McCullough, who joined PDC in 2006, has been selected as the successor to current CEO, Steven R. Williams.  Williams, who has been with the Company for 24 years, will remain CEO until his retirement in 2008, as announced earlier this year.  A transition period of approximately eight months is anticipated to allow McCullough to complete important initiatives in the financial area.  Williams will retire as CEO at the end of the transition period and will continue to serve as Chairman of the Board through at least the end of 2008.  The Board also voted to increase the number of directors from nine to ten and added McCullough as a member of the Board and appointed him Vice Chairman of the Company effective immediately.

McCullough joined PDC in November 2006 as Chief Financial Officer and has more than three decades of energy-related experience in both very large organizations and rapidly growing start-up ventures.  The last twenty years of McCullough’s experience have been in senior management positions within the natural gas industry.  McCullough has extensive experience and success in creating stakeholder value, building successful businesses, and leading high performing cross-functional teams.  Since joining PDC, McCullough has led the effort to further develop and improve its accounting and reporting systems and has established a finance group that will also focus on funding the continued growth of the Company.

 “I’m very pleased that our Board has completed the process of identifying my successor in advance so that PDC can operate seamlessly through a management transition in 2008,” stated Williams.  “Rick has already demonstrated his ability to build strong teams and address challenging problems with creative solutions in his tenure with PDC.  Rick’s commitment to developing the skills and talents of the Company’s employees and the capabilities of the organization as a whole mesh well with the established culture and vision of the Company, and will help PDC continue to meet the challenges of the future,” added Williams.

“PDC’s growth in recent years is a testament to its Board leadership and management team who identified opportunities for developing the business and improving shareholder value.  I am very excited about the opportunity to build on the past successes of creating long-term shareholder value,” McCullough stated. “We have a strong asset base, a demonstrated record of operational excellence in multiple basins and a dedicated team of employees to build upon. As we enter 2008, I look forward to an orderly transition process and to leading PDC’s team of managers and employees into the future,” added McCullough.

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About Richard W. McCullough
Richard McCullough is an energy executive with over thirty years of experience working both for and with utilities and energy companies. McCullough has held CEO and EVP/CFO positions in natural gas energy companies as well as senior positions with JP Morgan Securities, Progress Energy, Deloitte and Touche and the Municipal Gas Authority of Georgia. He also has over 10 years experience serving on the Board of an energy company. During his career, he has led cross-functional teams of professionals in completing over three billion dollars  of structured financial transactions in the energy markets, while serving as CFO and as an investment banker, saving his clients and employers over $350 million in energy costs.  McCullough holds both BS and MS degrees from the University of Southern Mississippi and was a practicing CPA for 8 years.

About Petroleum Development Corporation
Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

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120 Genesis Boulevard • Bridgeport, West Virginia 26330 • (304) 842-3597